Exhibit 10.54
AMENDMENT NO. 1 TO THE
VWR CORPORATION 2014
EMPLOYEE STOCK PURCHASE PLAN

1.	Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the VWR Corporation 2014 Employee Stock Purchase Plan (the “Plan”).

2.	Amendment of the Plan. The Plan is hereby amended as follows effective as of March 1, 2015:

(a)	The definition of “Employee” set forth in Section 1.2 of the Plan is hereby deleted in its entirety and replaced with the following:
“Employee” shall mean any full-time or part-time employee of the Company or a Designated Subsidiary who customarily works for the Company or Designated Subsidiary, as the case may be, for a minimum of eighteen (18) hours per week.”

(b)	Section 2.1 of the Plan is hereby deleted in its entirety and replaced with the following:
“2.1    Eligibility. Participation in the Plan is limited to Employees who meet the requirements of this Section 2.1. Each Employee who, on the start date of an Option Period, will have at least one hundred eighty (180) days of Continuous Service may become a Participant by completing the enrollment procedures prescribed by, or on behalf of, the Committee or the Plan Manager, as revised from time to time. Employees who are included in a unit of Employees covered by a collective bargaining agreement subject to the National Labor Relations Act, 29 U.S.C. §§ 151-169, shall be eligible to participate in the Plan if such agreement provides that the Employees shall be covered by the Plan or the collective bargaining representatives and the Company or Designated Subsidiary, as applicable, have otherwise agreed to extend coverage under the Plan to such Employees. No Employee may participate in the Plan if such Employee, immediately after the end of an Option Period, would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. The Committee may, prior to the commencement of an Option Period, exclude from participation any Employee who, at the time of the commencement of the Option Period, is a highly compensated employee (within the meaning of Section 414(q) of the Code) or is an officer of the Company subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934; provided that such exclusion is applied in an identical manner to all such highly compensated employees or officers of the Company and each Designated Subsidiary whose employees are Participants under the Plan.”
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IN WITNESS WHEREOF, VWR Corporation has caused this Amendment No. 1 to be duly executed this 27th day of February, 2014.

Attest:	VWR CORPORATION

/s/ Scott Baker	By: /s/ George Van Kula
Scott Baker	George Van Kula
Vice President and Assistant General Counsel - Corporate	Senior Vice President, Human Resources, General Counsel and Secretary